                                                                   EXHIBIT 10.27

                               RETENTION AGREEMENT

         This Retention Agreement (the "Agreement") is made and entered into as of the 13th day of September, 1999 by and between United States Cellular Corporation, a Delaware corporation (the "Company"), and Kenneth R. Meyers (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Executive currently serves as an officer, a director and a key employee of the Company; and

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties without distraction in the face of potentially disturbing circumstances arising from any possibility of the Executive's termination of employment.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the adequacy and sufficiency of which hereby are acknowledged, the Company and the Executive hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         (a) "Cause" shall mean (i) a material breach by the Executive of his employment duties and responsibilities (other than as a result of incapacity due to physical or mental illness) (A) which is the result of the Executive's negligence or (B) which is demonstrably willful and deliberate on the Executive's part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company; (ii) the commission by the Executive of a felony involving moral turpitude; or (iii) competition by the Executive with the Company or any of its affiliates or misappropriation of confidential information of the Company or any of its affiliates (as defined in the Executive's 1998 Stock Option Award Agreement evidencing a stock option grant under the United States Cellular Corporation 1998 Long-Term Incentive Program (the "Program")).

         (b) "Good Reason" shall mean the occurrence of any of the following events without the Executive's written consent and which is not remedied by the Company within a reasonable period of time after receipt of written notice from the Executive specifying such event:

              (i) any of (A) a material and adverse change in the Executive's duties with the Company at the time this Agreement is executed,
              (B) a material and adverse change in the Executive's reporting responsibilities, titles or offices with the Company as in effect at the time this Agreement is executed or (C) any failure to re-elect the Executive to any position with the Company held by the Executive at the time this Agreement is executed; or

              (ii) a reduction by the Company in the Executive's rate of annual base salary as in effect at the time this Agreement is executed or as the same may be increased from time to time thereafter.

         (c) "Qualifying Termination" shall mean termination of the Executive's employment with the Company by the Company without Cause or by the Executive for Good Reason.

         2. PAYMENTS UPON QUALIFYING TERMINATION. The Company agrees, under the conditions described herein, to pay the Executive the payments described in this Section 2 if the Executive's employment with the Company is terminated in a Qualifying Termination.

         (a) STOCK OPTIONS. The Company and the Executive hereby acknowledge that options to purchase shares of common stock of the Company ("Common Stock") have heretofore been granted to the Executive pursuant to the United States Cellular Corporation 1994 Long-Term Incentive Plan (the "Plan") and the Program. Under the terms of the award agreements with respect to such options, in certain circumstances any such options that are unexercisable upon the Executive's termination of employment shall be canceled. In recognition of the possibility of such cancellation, the Company hereby agrees that if the Executive's employment with the Company is terminated in a Qualifying Termination, and if as a result of such termination any of the options identified in Exhibit A to this Agreement are canceled (the "Canceled Options"), as soon as administratively practicable after such Qualifying Termination the Company shall pay the Executive a lump sum cash payment equal to the difference between (i) the Fair Market Value (as defined in the Program) on the date of the Qualifying Termination of the Common Stock subject to the Canceled Options and (ii) the exercise price with respect to such Canceled Options provided in the award agreement or agreements evidencing the option grant. Notwithstanding any other provision herein, the calculation of any lump sum payable to the Executive pursuant to this Section 2(a) shall be adjusted by the Company in good faith to reflect any capital adjustment applicable to all holders of Common Stock that occurs prior to the date of the Qualifying Termination.

         (b) RESTRICTED STOCK. The Company and the Executive hereby acknowledge that shares of Common Stock of the Company subject to a restriction period ("Restricted Stock") have heretofore been granted to the Executive pursuant to the Program and other long-term incentive arrangements. Under the terms of the award agreements with respect to such Restricted Stock, in certain circumstances any such Restricted Stock that is unvested upon the Executive's termination of employment shall be forfeited. In recognition of the possibility of such forfeiture, the Company hereby agrees that if the Executive's employment with the Company is terminated in a Qualifying Termination, and if as a result of such termination any of the Restricted Stock identified in Exhibit B to this Agreement is forfeited (the "Forfeited Restricted Stock"), as soon as administratively practicable after each date any such Forfeited Restricted Stock would have become vested had the Executive remained continuously in the employ of the Company until such date (the "Vesting Date"), the Company shall pay the Executive a lump sum cash payment equal to the Fair Market Value (as defined in the Program) on the Vesting Date of the Common

Stock that would have become vested on such date had the Restricted Stock not been forfeited. Notwithstanding any other provision herein, (i) the calculation of any lump sum payable to the Executive pursuant to this Section 2(b) shall be adjusted by the Company in good faith to reflect any capital adjustment applicable to all holders of Common Stock that occurs prior to the Vesting Date and (ii) any lump sum payable to the Executive pursuant to this Section 2(b) shall be increased by the value of any dividends that would have been paid with respect to the Restricted Stock during the restriction period had the Executive remained continuously in the employ of the Company until the Vesting Date.

         3. WITHHOLDING TAXES. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

         4. REIMBURSEMENT OF EXPENSES. If any contest or dispute shall arise with respect to this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute; PROVIDED, HOWEVER, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or dispute, the Executive shall be required to reimburse the Company, no later than 12 months from the date of such resolution, for all sums paid to the Executive pursuant to this Section 4.

         5. OPERATIVE EVENT. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless the Executive's employment with the Company is terminated in a Qualifying Termination.

         6. EFFECTIVE DATE. This Agreement shall be effective as of the day and year first above written.

         7. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its affiliates. The Company reserves all rights to terminate the Executive's employment with or without Cause.

         8. SUCCESSORS; BINDING AGREEMENT. (a) This Agreement shall not be terminated by any merger or consolidation of the Company or as a result of any transfer of all or substantially all of the assets of the Company.

         (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 8(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment was terminated in a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date of the Executive's Qualifying Termination.

         (c) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

         9. NOTICES. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to Kenneth R. Meyers, 1308 Camelot Court, Arlington Heights, Illinois 60004, and if to the Company, to United States Cellular Corporation, 8410 West Bryn Mawr, Suite 700, Chicago, Illinois 60631-3486, attention Vice President - Human Resources, with a copy to the Secretary of the Company, Stephen P. Fitzell, Esq., Sidley & Austin, One First National Plaza, Chicago, Illinois 60603 or (ii) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         (b) A written notice of the Executive's termination of employment by the Company or by the Executive, as the case may be, shall be provided to the other party and such notice shall specify the termination date (which date shall be not less than 15 days after the giving of such notice). Any notice by the Company to the Executive of termination for Cause, or notice by the Executive to the Company of termination for Good Reason, additionally shall specify the particular termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination under the provision so indicated; PROVIDED, HOWEVER, that the failure by the Company or the Executive to set forth in such notice any fact or circumstance which contributes to a showing of Cause or Good Reason, as the case may be, shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company's or Executive's rights hereunder.

         10. FULL SETTLEMENT; RESOLUTION OF DISPUTES. (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

         (b) If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was not a Qualifying Termination or that the Company is not otherwise obligated to pay any amount pursuant to this Agreement to the Executive or his dependents or other beneficiaries, as the case may be, the Company shall pay all such amounts to the Executive or his dependents or other beneficiaries, as the case may be, as though such termination was a Qualifying Termination; PROVIDED, HOWEVER, that the Company shall not be required to pay any disputed amounts pursuant to this Section 10(b) except upon receipt of an undertaking by or on behalf of the Executive, his dependents or other beneficiaries to repay all such amounts to which the Executive, his dependents or other beneficiaries are ultimately adjudged by such court not to be entitled.

         11. GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

         12. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and amounts payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or amounts payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

         13. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.


                                  UNITED STATES CELLULAR CORPORATION

                                  By: /S/ LEROY T. CARLSON, JR.
                                      -------------------------------
                                      LeRoy T. Carlson, Jr., Chairman

                                  EXECUTIVE:

                                  /S/ KENNETH R. MEYERS
                                  ------------------------------------
                                  Kenneth R. Meyers

                EXHIBIT A: STOCK OPTIONS COVERED BY THE AGREEMENT


                    PLAN, PROGRAM OR        NUMBER OF               DATE OF
GRANT DATE          ARRANGEMENT             OPTIONS                 EXERCISABILITY
----------          -----------             -------                 --------------
May 14, 1997        1994 Long-Term          9,600 (5,760 of which   1,920 become exercisable on each of the
                    Incentive Plan          are unexercisable)      following dates: March 31, 2000, March
                                                                    31, 2001 and March 31, 2002

March 31, 1998      1998 Long-Term          9,600 (7,680 of which   1,920 become exercisable on each of the
                    Incentive Program       are  unexercisable)     following dates: March 31, 2000, March
                                                                    31, 2001, March 31, 2002 and March 31,
                                                                    2003

March 31, 1999      1998 Long-Term          9,600 (9,600 of which   1,920 become exercisable on each of the
                    Incentive Program       are  unexercisable)     following dates: March 31, 2000,
                                                                    March 31, 2001, March 31, 2002, March
                                                                    31, 2003 and March 31, 2004


              EXHIBIT B: RESTRICTED STOCK COVERED BY THE AGREEMENT



                             PLAN, PROGRAM               NUMBER OF SHARES OF
GRANT DATE                   OR ARRANGEMENT              RESTRICTED STOCK           DATE OF VESTING
----------                   --------------              ----------------           ---------------
February 28, 1997            Special Retention           5,000 (2,500 of which      remaining 2,500 vest on January
                             Restricted Stock Award      are unvested)              15, 2000
                             Agreement

March 31, 1998               1998 Long-Term Incentive    1,872 (1,872 of which      all become vested on March 31,
                             Program                     are unvested)              2001

November 5, 1998             1998 Long-Term Incentive    10,696 (10,696 of which    5,329 become vested on December
                             Program                     are unvested)              15, 1999, 2,683 become vested
                                                                                    on December 15, 2000 and 2,684
                                                                                    become vested on December 15,
                                                                                    2001

March 15, 1999               (Special Award)             7,500 (7,500 of which      3,750 become vested on
                                                         are unvested)              September 15, 2000 and 3,750
                                                                                    become vested on March 15, 2001

March 31, 1999               1998 Long-Term Incentive    2,938 (2,938 of which      all become vested on March 31,
                             Program                     are unvested)              2002



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